MAIL TO:

                           Colorado Secretary of State
                            1560 Broadway, Suite 200
                             Denver, Colorado 80202
                                 (303) 866-2361

                              ARTICLES OF AMENDMENT
                                     to the
                            ARTICLES OF INCORPORATION

     Pursuant  to  the  provisions  of  the  Colorado   Corporation   Code,  the
undersigned corporation adopts the following Articles of Amendments to its Articles of Incorporation:

     FIRST: The name of the corporation is (note l) Art Cards, Inc.

     SECOND: The following amendment to the Articles of Incorporation was adopted on (1) Sept. 26, 1987 (2) Sept. 29, 1988, as prescribed by the Colorado Corporation Code, in the manner marked with an X below:

     ____ Such amendment was adopted by the board of directors where no shares have been issued

       x Such amendment was adopted by a vote of the shareholders. The number ---- of shares voted for the amendment was sufficient for approval.

(1)      Article Sixteen - Liability of Directors
         A director of this corporation shall not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director except that this provision shall not eliminate or limit the liability of a director to the corporation or to its shareholders for monetary damages for (i) any breach of the director's duty of loyalty to the corporation or to its shareholders;
         (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) acts specified in section 7-5-114 of the Colorado Corporation Code as the same may be amended from time to time; or (iv) any transaction from which the director derived an improper personal benefit.

(2)      Article Four - Capitalization
         The authorized capital stock of the Corporation shall be 3,000,000,000 shares of Common Stock, $.0001 par value. All shares, when issued, shall be fully paid and non-assessable, the private property of shareholders and shall not be liable for corporate debts.

     THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows

          N/A

     FOURTH The manner in which such amendment effects a change in the amount of a stated capital, and the amount of stated capital as changed by such amendment, are as follows:

          N/A

                                     Art Cards, Inc.                   (Note 1)
                                     By /s/ Richard H. Miller
                                       ----------------------------------------
                                     Its                              President

                                     and /s/ Richard M. Gawlik         (Note 2)
                                        ---------------------------------------
                                     Its                   Secretary

                                      __________________________________(Note 3)
                                      Its                              Director